Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Pharmaceuticals Announces Management Changes

MORRISVILLE, N.C. (October 28, 2013) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) announced today the appointment of Sailash Patel to the position of Chief Financial Officer, effective November 15, 2013. Mr. Patel replaces Mr. Marshall Woodworth, who tendered his resignation to pursue other opportunities, but will remain with the company to assist during a transition period.

“Mr. Patel has an impressive track record in the biotech and pharmaceutical industry and brings a unique set of talents to the Chief Financial Officer role as we continue to progress our product portfolio,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “In his prior roles, Sailash has proven himself as a key member of leadership teams, driving financial strategy and deal making.”

“We are pleased that Mr. Woodworth will be available to assist the company during the transition. We wish to thank him for his contributions to Furiex during his time with us and wish him well in his future endeavors,” continued Dr. Almenoff.

Mr. Patel has been with Furiex since its spin-off from PPD LLC, and currently serves as Vice President of Strategic Development, overseeing corporate development, investor relations and strategic planning functions. Previously, Mr. Patel served as Vice President of Strategic Development for PPD, where he ran corporate strategy development and was responsible for the execution of the company’s acquisitions and licensing activities. He holds a master's degree in business administration from the University of North Carolina at Chapel Hill and a bachelor's degree in pharmacy with honors from University of Nottingham in the U.K.

“Sailash has been instrumental in constructing Furiex’s portfolio and the company’s successful spin-off from PPD,” said Fred Eshelman, Pharm.D., chairman of Furiex. “His broad-based experience as a finance professional and operational management gives him a solid platform to continue the company’s focus on managing its finances and driving shareholder value.”

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: reliance on key personnel, including Mr. Patel in his expanded role; continuing losses and our potential need for additional financing; the risk that eluxadoline will fail in Phase III clinical trials; our reliance on our collaborators and the risk that revenues from royalties and milestone payments differ from expectations; our need to find a collaborator for our late-stage compounds or incur the expense and risk of commercializing them ourselves; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; the terms of new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.